As filed with the Securities and Exchange Commission on July 19, 2018

Registration No. 333-218081

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

RSP PERMIAN, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	90-1022997
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)

One Concho Center

600 West Illinois Avenue

Midland, Texas 79701

(432) 683-7443

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Travis L. Counts

Senior Vice President, General Counsel and Corporate Secretary

One Concho Center

600 W. Illinois Avenue

Midland, Texas 79701

(432) 683-7443

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Hillary H. Holmes

Gibson, Dunn & Crutcher LLP

811 Main Street, Suite 3000

Houston, Texas 77002

(346) 718-6600

Approximate date of commencement of proposed sale to the public: Not applicable.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box:  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box:  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☒

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

EXPLANATORY STATEMENT — DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 1 relates to the following Automatic Shelf Registration Statement on Form S-3 (the “Registration Statement”), originally filed with the Securities and Exchange Commission by RSP Permian, Inc., a Delaware corporation (“RSP”):

•	Registration Statement No. 333-218081, filed on May 18, 2017, registering the offering and sale from time to time of 27,876,089 shares of common stock, par value $0.01 per share.

Pursuant to the Agreement and Plan of Merger, dated as of March 27, 2018, by and among Concho Resources Inc., a Delaware corporation (“Concho”), Green Merger Sub Inc., a Delaware corporation and wholly-owned subsidiary of Concho (“Merger Sub”), and RSP, Merger Sub merged with and into RSP (the “Merger”) on July 19, 2018, with RSP surviving the Merger as a wholly-owned subsidiary of Concho.

As a result of the Merger, RSP has terminated all offerings of securities pursuant to the Registration Statement. In accordance with an undertaking made by RSP in Part II of the Registration Statement to remove from registration, by means of a post-effective amendment, any of the securities that had been registered and remain unsold at the termination of such offering, RSP hereby removes from registration by means of this Post-Effective Amendment No. 1 all of such securities RSP registered that remain unsold under the Registration Statement.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Midland, State of Texas, on July 19, 2018.

RSP PERMIAN, INC.

By:	/s/ Travis L. Counts
Name:	Travis L. Counts
Title:	Senior Vice President, General Counsel and Corporate Secretary

No other person is required to sign this Post-Effective Amendment No. 1 to the Registration Statement in reliance upon Rule 478 under the Securities Act of 1933, as amended.